UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	October 20, 2005

Federal Home Loan Bank of New York
__________________________________________
(Exact name of registrant as specified in its charter)

New York	000-51397	136400946
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

101 Park Avenue, Floor 5, New York, New York		10178-0599
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	212-441-6616

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 2.02 Results of Operations and Financial Condition.

This report concerns the President’s Report outlining the dividend announcement for the third quarter of 2005.

PRESIDENT'S REPORT

October 20, 2005

Federal Home Loan Bank of New York Declares a 5.25% Dividend
for the Third Quarter of 2005

I am pleased to report that our Board of Directors has approved a dividend rate for the third quarter of 2005 of 5.25% (annualized). The dividend will be distributed to member financial institutions on October 31, 2005. The Home Loan Bank's dividend rate for the second quarter of 2005 was 5.00% and for the first quarter of 2005 was 4.70%. The dollar amount of the third quarter dividend will be approximately $49 million.

The dividend reflects the Bank’s low-risk profile and conservative investment strategy. It represents a payout of approximately 80% of core earnings for the quarter. Retained earnings after the dividend payment will be approximately $234 million. The Bank intends to rebuild earnings to approximately $250 million (the December 2002 level) by next year.

As an SEC registrant, financial and other disclosures may be found on the SEC website at http://www.sec.gov/edgar.shtml.

The Federal Home Loan Bank of New York is a Congressionally chartered wholesale Bank. It is part of the Federal Home Loan Bank System, a national wholesale banking network of
12 regional, stockholder-owned banks. The FHLB of New York currently serves over 300 financial institutions in New Jersey, New York, Puerto Rico, and the U.S. Virgin Islands. The mission of the Federal Home Loan Bank of New York is to support the efforts of local members to make home mortgages to families of all income levels and provide credit to spur community growth.

Sincerely,

Alfred A. DelliBovi
President

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Federal Home Loan Bank of New York

October 20, 2005	By:	/s/ Patrick A. Morgan

Name: Patrick A. Morgan
Title: Senior Vice President and Chief Financial Officer